Exhibit 99.1

BGC Partners Reports Second Quarter 2012 Financial Results

Declares 17 Cent Quarterly Dividend

Conference Call to Discuss Results Scheduled for 10:00 am ET Today

NEW YORK, NY – July 26, 2012 - BGC Partners, Inc. (NASDAQ: BGCP) (“BGC Partners,” “BGC,” or “the Company”), a leading global brokerage company primarily servicing the wholesale financial and real estate markets, today reported its financial results for the quarter ended June 30, 2012.

Select Second Quarter 2012 Results Compared to the Year-Earlier Period

*	Revenues as used to calculate distributable earnings[1] were $465.1 million, compared with $364.8 million.

*	Pre-tax distributable earnings were $55.9 million, compared with $62.4 million; pre-tax distributable earnings per fully diluted share were $0.20, compared with $0.25.

*	Post-tax distributable earnings were $46.5 million, compared with $52.0 million; post-tax distributable earnings per fully diluted share were $0.17 compared with $0.21.

*	Adjusted EBITDA[2] was $72.7 million compared with $71.9 million.

*	Revenues under U.S. Generally Accepted Accounting Principles (“GAAP”) were $449.5 million, compared with $364.6 million.

*	GAAP income from operations before income taxes was $4.5 million, compared with $23.5 million.

*	GAAP net income for fully diluted shares was $3.9 million or $0.01 per share, compared with $21.2 million or $0.09 per share.

*	On July 24, 2012, BGC Partners’ Board of Directors declared a quarterly cash dividend of $0.17 per share payable on August 23, 2012 to Class A and Class B common stockholders of record as of August 9, 2012. The ex-dividend date will be August 7, 2012.

Management Comments on Financial Results

“BGC recorded a 27.5 percent year-over-year increase in revenues for the quarter, driven by the success of Newmark Grubb Knight Frank,” said Howard W. Lutnick, Chairman and Chief Executive Officer of BGC. “Our Real Estate Services segment generated $144.1 million in revenues and $14.0 million in pre-tax distributable earnings for the quarter. “Newmark Grubb Knight Frank has become both a powerful force in commercial real estate and a very valuable part of BGC.

“Our strong performance in Real Estate has helped offset some of the recent industry-wide declines in activity3 across the financial markets globally. Additionally, our Financial Services segment revenues would have been approximately $9 million higher in the second quarter of 2012 but for the impact of the U.S. dollar strengthening versus the Euro year-on-year. Regardless of currency fluctuations and market conditions, we remain focused on profitably expanding our market share across our asset classes by selectively hiring, accretively acquiring, and investing in technology. At the same time, we remain committed to effectively managing non-compensation expenses, targeting a reduction to 25 percent of revenues over time.”

[1]

See the sections of this release entitled “Distributable Earnings,” “Differences Between Results for Distributable Earnings and GAAP,” and “Reconciliation of GAAP Income to Distributable Earnings” for a complete and updated definition of these non-GAAP terms and how, when and why management uses them, as well as for the differences between results under GAAP and distributable earnings for the periods discussed in this release.

[2]	See the sections of this release titled “Adjusted EBITDA Defined” and “Adjusted EBITDA compared with GAAP income from operations before income taxes.”
[3]	See the “COMPARABLE INDUSTRY VOLUMES” table in this release for certain industry volume metrics.

Mr. Lutnick added: “I am also pleased to report that BGC’s dividend per common share will again be $0.17 for the second quarter. We continue to expect a significant percentage of the dividends paid per share in 2012 to be a nontaxable return of capital4 to common stockholders.”

Shaun D. Lynn, President of BGC, said: “Front-office headcount increased by more than 46 percent year-over-year in the second quarter to 2,605, driven by the addition of Real Estate. While we continue to increase the scale and depth of our Real Estate platform, we believe that current market conditions are also creating opportunities to expand our business in numerous financial asset classes. This is why we continue to invest over $120 million per year in technology, and why we once more expanded the number of products offering higher margin fully electronic trading. BGC now offers e-broking on over 100 out of our approximately 230 desks compared with approximately 80 out of 200 a year ago. For example, our second quarter e-broking revenues in Foreign Exchange grew by approximately 49 percent year-over year. Over time, we expect our fully electronic business to continue to contribute to expanding our margins.”

Unless otherwise stated, all quarterly figures provided below compare the second quarter of 2012 with the second quarter of 2011.

Second Quarter 2012 Consolidated Revenues Compared with a Year Earlier

Revenues for distributable earnings were $465.1 million, up by 27.5 percent when compared with $364.8 million. BGC’s GAAP revenues were $449.5 million, up by 23.3 percent when compared with $364.6 million.

Brokerage revenues for distributable earnings increased by 18.6 percent to $404.6 million, while GAAP brokerage revenues increased by 14.8 percent to $391.7 million. A year earlier, brokerage revenues were $341.1 million for both GAAP and distributable earnings. These increases were driven by the addition of Real Estate, partially offset by a decline in brokerage revenues in Equities and Other Asset Classes, Rates, Credit and Foreign Exchange.

Following the Grubb & Ellis acquisition, BGC’s operations now consist of two business segments: “Financial Services,” which includes all revenues from Rates, Credit, Foreign Exchange, Equities and Other Asset Classes, market data, software solutions, and certain other items related to BGC’s financial products; and “Real Estate Services,” which includes revenues from Real Estate brokerage and capital markets, property and facilities management and certain other items related to Newmark Grubb Knight Frank. Prior to this quarter, the Company had only one segment. In addition, BGC will now report a “Corporate Items” category to reconcile the business segment results to its consolidated results. The “Corporate Items” category includes certain fees from related parties and their associated expenses, as well as unallocated expenses managed at the corporate level such as interest expense, certain professional fees, and executive compensation. The Company expects to file a Current Report on Form 8-K that will present the results for the first quarters of 2012 and 2011 and for the fiscal years 2009, 2010 and 2011 to reflect the new segments. Additionally, BGC’s upcoming Form 10-Q for the quarter ended June 30, 2012 is expected to reflect this new segment presentation.

[4]	See the sections of this release entitled “Dividends” and “Nontaxable Return of Capital” for more details.

Second Quarter 2012 Financial Services Results Compared with a Year Earlier

BGC’s Financial Services segment generated distributable earnings revenues of $309.2 million and $58.5 million of pre-tax distributable earnings. A year earlier, these figures were $352.5 million and $71.9 million, respectively. Revenues in this segment would have been approximately $9 million higher in the second quarter of 2012 but for the impact of the dollar strengthening versus the Euro year-on-year. The segment’s pre-tax margin was 18.9 percent versus 20.4 percent.

Rates revenues were $134.4 million, Credit revenues were $70.1 million, Foreign Exchange revenues were $53.2 million, and Equities and Other Asset Classes revenues were $41.7 million. In the second quarter of 2011, Rates revenues were $145.7 million, Credit revenues were $78.1 million, Foreign Exchange revenues were $55.6 million, and Equities and Other Asset Classes revenues were $61.7 million. Rates revenues decreased by 7.8 percent and Foreign Exchange decreased by 4.3 percent. BGC’s performance in these asset classes generally outpaced comparable industry metrics. Credit revenues decreased by 10.3 percent and Equities and Other Asset Classes revenues decreased by 32.3 percent.

Revenues related to fully electronic trading5 were down by 6.6 percent to $37.9 million. This represented 12.3 percent of Financial Services revenues and 8.1 percent of consolidated distributable earnings revenues. A year earlier, revenues related to fully electronic trading were $40.5 million or 11.5 percent of Financial Services revenues and 11.1 percent of total distributable earnings revenues. The year-on-year change in fully electronic revenues was driven primarily by a modest decline in Rates e-brokerage, which reflected weaker overall industry volumes, as well as a slight decrease in fully electronic Credit revenues. These were partially offset by an approximately 49 percent increase in the e-brokerage of Foreign Exchange products, with particularly strong growth from options desks.

In order to provide investors with the most relevant information, BGC will in the future discuss revenues related to fully electronic trading only as a percentage of Financial Services revenues and not as a percent of total revenues.

Second Quarter 2012 Real Estate Results

BGC’s Real Estate segment generated $144.1 million in distributable earnings revenues and $14.0 million of pre-tax distributable earnings. The segment’s pre-tax distributable earnings margin was 9.7 percent. Real Estate was not part of BGC a year earlier.

[5]

For the second quarter of 2012, revenues related to fully electronic trading included $33.7 million in the “total brokerage revenues” line item. This amount represented 10.9 percent of brokerage revenues in the “Financial Services” segment and was down by 5.8 percent compared with $35.8 million or 10.2 percent of brokerage revenues in the “Financial Services” segment a year earlier. Second quarter 2012 revenues related to fully electronic trading also included $4.2 million in the “fees from related parties” line item, which was down by 12.3 percent year-over-year versus $4.7 million.

For distributable earnings, Real Estate brokerage revenues were $105.2 million and Real Estate management services and other revenues totaled $38.9 million.

Second Quarter 2012 Consolidated Expenses Compared with a Year Earlier

Total expenses on a distributable earnings basis were $409.2 million, compared with $302.4 million. Under GAAP, total expenses were $445.1 million, compared with $341.1 million. The increase in expenses was due mainly to the addition of Real Estate, ongoing professional and consulting expenses related to BGC’s ongoing FSA program, and higher interest expense as a result of the July 29, 2011 issuance of the Company’s Convertible Senior Notes.

The Company’s compensation and employee benefits were $276.9 million or 59.5 percent of revenues on a distributable earnings basis, versus $194.9 million or 53.4 percent. Under GAAP, compensation and employee benefits were $308.0 million or 68.5 percent of revenues, compared with $218.7 million or 60.0 percent. The increase in the compensation ratios was due mainly to the addition of Newmark Grubb Knight Frank. The Commercial Real Estate services business generally has higher compensation ratios but lower non-compensation expenses as a percent of revenue.

BGC’s non-compensation expenses were $132.2 million or 28.4 percent of revenues on a distributable earnings basis and $135.2 million or 30.1 percent of revenues under GAAP. In comparison, second quarter 2011 non-compensation expenses were $107.6 million or 29.5 percent of revenues on a distributable earnings basis and $113.1 million or 31.0 percent of revenues under GAAP.

Second Quarter 2012 Consolidated Income Compared with a Year Earlier

BGC’s pre-tax distributable earnings before noncontrolling interest in subsidiaries and taxes were $55.9 million or $0.20 per fully diluted share, compared with $62.4 million or $0.25 per fully diluted share. The Company’s pre-tax distributable earnings margin was 12.0 percent versus 17.1 percent.

BGC Partners recorded post-tax distributable earnings of $46.5 million or $0.17 per fully diluted share, compared with $52.0 million or $0.21 per fully diluted share. The effective tax rate for distributable earnings was 14.5 percent compared with 15.0 percent. The Company’s post-tax distributable earnings margin was 10.0 percent versus 14.3 percent.

The Company recorded GAAP net income from operations before income taxes of $4.5 million, GAAP net income for fully diluted shares of $3.9 million, and GAAP net income per fully diluted share of $0.01. A year earlier, these figures were $23.5 million, $21.2 million, and $0.09, respectively.

The Company had a fully diluted weighted-average share count of 313.8 million in the second quarter of 2012 for distributable earnings and 274.8 million under GAAP.6 This compares with 266.1 million on a distributable earnings basis and 244.1 million under GAAP. As of June 30, 2012, the Company’s fully diluted share count was 316.4 million, assuming conversion of the Convertible Senior Notes.7

Front Office Statistics

BGC’s front-office headcount increased by 46.3 percent to 2,605 brokers and salespeople as of June 30, 2012. This included 1,757 in Financial Services and 848 in Real Estate Services. Average revenue per front office employee was approximately $159,000.8 In Financial Services, this figure was $177,000, while in Real Estate Services it was approximately $123,000. In comparison, BGC had 1,780 brokers and salespeople, and generated approximately $200,000 per front office employee in the second quarter of 2011.

Consolidated Balance Sheet

As of June 30, 2012, the Company’s cash position, which it defines as cash and cash equivalents plus unencumbered securities held for liquidity purposes,9 was $405.5 million; notes payable and collateralized borrowings, and notes payable to related parties were $452.2 million; book value per common share was $2.24; and total capital, which BGC Partners defines as “redeemable partnership interest,” Cantor’s “noncontrolling interest in subsidiaries,” and “total stockholders’ equity,” was $493.5 million. In comparison, as of December 31, 2011, the Company’s cash position was $385.7 million; notes payable and collateralized borrowings, notes payable to related parties, and short-term borrowings were $345.5 million; book value per common share was $2.40; and total capital was $501.0 million.

BGC’s cash position increased from year-end 2011 primarily due to cash raised from the sale of the Senior Retail Notes issued in June 2012, partially offset by cash used in relation to the Grubb & Ellis acquisition and the additional investment made in ELX.

Third Quarter 2012 Outlook Compared with Third Quarter 2011 Results

*	The Company expects to generate distributable earnings revenues of between $415 million and $450 million, an increase of approximately 9 percent to 18 percent compared with $380.5 million. This guidance includes between $110 million and $125 million in revenues from Real Estate Services. Beginning with its financial results release for the third quarter of 2012, BGC will no longer provide a separate outlook by segment.

*	BGC Partners expects pre-tax distributable earnings to be between approximately $41 million and $52 million versus $62.6 million.

*	BGC Partners anticipates its effective tax rate for distributable earnings to be approximately 14.5 percent compared with 15.0 percent.[10]

[6]

On April 1, 2010, BGC issued $150 million in 8.75 percent Convertible Senior Notes due 2015. On July 29, 2011, BGC issued an additional $160 million in 4.50 percent Convertible Senior Notes due 2016. The distributable earnings per share calculations for the quarters ended June 30, 2012 and June 30, 2011 include 39.1 million and 22.0 million shares, respectively, related to the Convertible Senior Notes but exclude the $5.2 million and $2.8 million, net of tax, in associated interest expense. BGC’s GAAP EPS calculation for the second quarter of 2012 excludes the weighted-average shares related to the Convertible Senior Notes, and includes the related interest expense, net of tax, because their effect would be anti-dilutive.

[7]	At quarter end, this figure includes 39.2 million shares related to the Convertible Notes.
[8]

This includes revenues from “total brokerage revenues,” “market data,” “software solutions,” and the portion of “fees from related parties” related to fully electronic trading divided by the weighted-average number of salespeople and brokers for the quarter.

[9]	As of June 30, 2012, this included $37.7 million in government securities within the “securities owned” balance sheet line item, compared with $16.0 million as of December 31, 2011.
[10]

BGC’s post-tax distributable earnings per share calculations assume either that the fully diluted share count includes the shares related to the dilutive instruments, such as the Convertible Senior Notes, but excludes the associated interest expense when the impact would be dilutive, or that the fully diluted share count excludes the shares related to these instruments, but includes the associated interest expense. In the third quarter of 2012, the pre-tax interest expense associated with the Convertible Senior Notes is expected to be $6.2 million while the post-tax interest expense is expected to be $5.3 million, and the associated weighted average share count is expected to be 39.3 million.

BGC intends to update its third quarter outlook before September 30, 2012.

Unit Redemptions, Exchangeability, and Share Repurchases

During the second quarter of 2012, BGC Partners agreed to grant exchangeability to 6.2 million units. Under GAAP, the Company was required to take a non-cash charge of $38.1 million relating to grants of exchangeability.

BGC Partners’ share repurchases and unit redemptions from January 1, 2012 through June 30, 2012 are detailed in the following table:

Period	Number of shares purchased	Average price per share
First Quarter	44,013	$7.66
Second Quarter	—	—

	Number of units redeemed	Average price per unit
First Quarter	3,833,973	$6.60
Second Quarter	2,922,241	$6.60

Total Repurchases and Redemptions	6,800,227	$6.61

The Company sold approximately 7.4 million shares through its controlled equity offering from January 1, 2012 through July 13, 2012 for net proceeds of approximately $47.0 million or $6.36 per share, primarily to offset redemptions and for general corporate purposes.

As of July 13, 2012, the Company had approximately $39.4 million remaining from its $100 million share repurchase and unit redemption authorization.

Differences between Consolidated Results for Distributable Earnings and GAAP

Second quarter 2012 and second quarter 2011 GAAP revenues were reduced by $2.7 million and $0.3 million, respectively, due to BGC’s non-cash losses related to its equity investments. These non-cash equity losses were not included in revenues for distributable earnings.

Second quarter 2012 brokerage revenues for distributable earnings include the collection of $12.9 million of cash which represents the acquisition date fair market value of certain Real Estate receivables. Second quarter compensation and employee benefits for distributable earnings also include $7.1 million in related compensation expense. These items would have been recognized as GAAP revenues and expenses other than for the effect of acquisition accounting.

The difference between second quarter 2012 compensation and employee benefits as calculated for GAAP and distributable earnings was also due to $38.1 million in non-cash, non-economic, and non-dilutive charges relating to grants of exchangeability to limited partnership units; and $0.1 million in expenses related to dividend equivalents to holders of RSUs. The difference between second quarter 2011 compensation and employee benefits as calculated for GAAP and distributable earnings was due primarily to $23.1 million in non-cash charges relating to grants of exchangeability to limited partnership units, $0.6 million in expenses related to dividend equivalents to holders of RSUs and a $0.2 million non-cash and non-dilutive charge related to pre-merger grants of equity or units.

The difference between non-compensation expenses in the second quarter of 2012 as calculated for GAAP and distributable earnings was due to $3.0 million in non-cash charges on acquired receivables and $0.7 million in charges with respect to acquisitions, dispositions and/or resolutions of litigation. This was partially offset by a non-cash, non-dilutive, and non-economic credit of $0.8 million relating mainly to a long-term real estate lease obligation. The difference between non-compensation expenses in the second quarter of 2011 as calculated for GAAP and distributable earnings is due to $4.5 million in non-cash charges relating primarily to a long-term real estate lease obligation; and $1.1 million in charges with respect to acquisitions, dispositions and/or resolutions of litigation.

Conference Call and Investor Presentation

The Company will host a conference call today, July 26, 2012, at 10:00 a.m. ET to discuss these results. A webcast of the call, along with an investor presentation summarizing the Company’s distributable earnings results, including monthly and geographic revenues will be accessible at the “Investor Relations” section of http://www.bgcpartners.com or directly at http://www.bgcpartners.com/ir. Additionally, call participants may dial in with the following information:

LIVE CALL:

Date - Start Time:	7/26/2012 10:00 AM Eastern Time
U.S. Dial In:	888-713-4205
International Dial In:	617-213-4862
Participant Passcode:	41435291
Pre Registration:	https://www.theconferencingservice.com/prereg/key.process?key=PEHXMJFCC

REPLAY:

Available From – To:	7/26/2012 12:00 PM – 8/02/2012 11:59 PM
U.S. Dial In:	888-286-8010
International Dial In:	617-801-6888
Passcode:	26855793

(Note: If clicking on the above links does not open up a new web page, you may need to cut and paste the above urls into your browser’s address bar.)

Distributable Earnings Defined

BGC Partners uses non-GAAP financial measures including “Revenues for distributable earnings,” “pre-tax distributable earnings” and “post-tax distributable earnings,” which are supplemental measures of operating performance that are used by management to evaluate the financial performance of the Company and its subsidiaries. BGC Partners believes that distributable earnings best reflects the operating earnings generated by the Company on a consolidated basis and are the earnings which management considers available for distribution to BGC Partners, Inc. and its common stockholders, as well as to holders of BGC Holdings partnership units during any period.

As compared with “income (loss) from operations before income taxes,” “net income (loss) for fully diluted shares,” and “fully diluted earnings (loss) per share,” all prepared in accordance with GAAP, distributable earnings calculations primarily exclude certain non-cash compensation and other expenses which generally do not involve the receipt or outlay of cash by the Company, which do not dilute existing stockholders, and which do not have economic consequences, as described below. In addition, distributable earnings calculations exclude certain gains and charges that management believes do not best reflect the ordinary operating results of BGC.

Revenues for distributable earnings are defined as GAAP revenues excluding the impact of BGC Partners, Inc.’s non-cash earnings or losses related to its equity investments, such as in Aqua Securities, L.P. and ELX Futures, L.P., and its holding company general partner, ELX Futures Holdings LLC. Revenues for distributable earnings also include the collection of receivables which would have been recognized for GAAP other than for the effect of acquisition accounting.

Pre-tax distributable earnings are defined as GAAP income (loss) from operations before income taxes excluding items that are primarily non-cash, non-dilutive, and non-economic, such as:

*	Non-cash stock-based equity compensation charges for REUs granted or issued prior to the merger of BGC Partners, Inc. with and into eSpeed, as well as post-merger non-cash, non-dilutive equity-based compensation related to partnership unit exchange or conversion.

*	Allocations of net income to founding/working partner and other units, including REUs, RPUs, PSUs and PSIs.

*	Non-cash asset impairment charges, if any.

Distributable earnings calculations also exclude charges related to purchases, cancellations or redemptions of partnership interests and certain one-time or non-recurring items, if any.

“Compensation and employee benefits” expense for distributable earnings also includes broker commission payouts relating to the aforementioned collection of receivables.

Beginning with the first quarter of 2011, BGC’s definition of distributable earnings was revised to exclude certain gains and charges with respect to acquisitions, dispositions, and resolutions of litigation. This change in the definition of distributable earnings is not reflected in, nor does it affect the Company’s presentation of prior periods. Management believes that excluding these gains and charges best reflects the operating performance of BGC.

Since distributable earnings are calculated on a pre-tax basis, management intends to also report “post-tax distributable earnings” and “post-tax distributable earnings per fully diluted share”:

*	“Post-tax distributable earnings” are defined as pre-tax distributable earnings adjusted to assume that all pre-tax distributable earnings were taxed at the same effective rate.

*	“Post-tax distributable earnings per fully diluted share” are defined as post-tax distributable earnings divided by the weighted-average number of fully diluted shares for the period.

BGC’s distributable earnings per share calculations assume either that:

*	The fully diluted share count includes the shares related to the dilutive instruments, such as the Convertible Senior Notes, but excludes the associated interest expense, net of tax, when the impact would be dilutive, or

*	The fully diluted share count excludes the shares related to these instruments, but includes the associated interest expense, net of tax.

Each quarter, the dividend to common stockholders is expected to be determined by the Company’s Board of Directors with reference to post-tax distributable earnings per fully diluted share. In addition to the Company’s quarterly dividend to common stockholders, BGC Partners expects to pay a pro-rata distribution of net income to BGC Holdings founding/working partner and other units, including REUs, RPUs, PSUs and PSIs, and to Cantor for its noncontrolling interest. The amount of all of these payments is expected to be determined using the above definition of pre-tax distributable earnings per share.

Certain employees who are holders of RSUs are granted pro-rata payments equivalent to the amount of dividends paid to common stockholders. Under GAAP, a portion of the dividend equivalents on RSUs is required to be taken as a compensation charge in the period paid. However, to the extent that they represent cash payments made from the prior period’s distributable earnings, they do not dilute existing stockholders and are therefore excluded from the calculation of distributable earnings.

Distributable earnings is not meant to be an exact measure of cash generated by operations and available for distribution, nor should it be considered in isolation or as an alternative to cash flow from operations or GAAP net income (loss). The Company views distributable earnings as a metric that is not necessarily indicative of liquidity or the cash available to fund its operations.

Pre- and post-tax distributable earnings are not intended to replace the Company’s presentation of GAAP financial results. However, management believes that they help provide investors with a clearer understanding of BGC Partners’ financial performance and offer useful information to both management and investors regarding certain financial and business trends related to the Company’s financial condition and results of operations. Management believes that distributable earnings and the GAAP measures of financial performance should be considered together.

Management does not anticipate providing an outlook for GAAP “revenues,” “income (loss) from operations before income taxes,” “net income (loss) for fully diluted shares,” and “fully diluted earnings (loss) per share,” because the items previously identified as excluded from pre-tax distributable earnings and post-tax distributable earnings are difficult to forecast. Management will instead provide its outlook only as it relates to revenues for distributable earnings, pre-tax distributable earnings and post-tax distributable earnings.

For more information on this topic, please see the table in this release entitled “Reconciliation of GAAP Income to Distributable Earnings” which provides a summary reconciliation between pre- and post-tax distributable earnings and the corresponding GAAP measures for the Company in the periods discussed in this release.

Adjusted EBITDA Defined

In order to provide investors with further information, BGC will now also provide an additional non-GAAP financial measure: “adjusted EBITDA”, which it defines as GAAP income from operations before income taxes, adjusted to add back interest expense as well as the following non-cash items:

*	Employee loan amortization;

*	Fixed asset depreciation and intangible asset amortization;

*	Impairment of fixed assets;

*	Charges relating to grants of exchangeability to limited partnership interests; and

*	Non-cash earnings or losses related to BGC’s equity investments, such as in Aqua Securities, L.P. and ELX Futures, L.P., and its holding company general partner, ELX Futures Holdings LLC.

The Company’s management believes that this measure is useful in evaluating BGC’s operating performance compared to that of its competitors, because the calculation of adjusted EBITDA generally eliminates the effects of financing and income taxes and the accounting effects of capital spending and acquisitions, which would include impairment charges of goodwill and intangibles created from acquisitions. Such items may vary for different companies for reasons unrelated to overall operating performance. As a result, the Company’s management uses these measures to evaluate operating performance and for other discretionary purposes. BGC believes that adjusted EBITDA is useful to investors to assist them in getting a more complete picture of the Company’s financial results and operations.

Since adjusted EBITDA is not a recognized measurement under GAAP, when analyzing BGC’s operating performance, investors should use adjusted EBITDA in addition to GAAP measures of net income. Because not all companies use identical EBITDA calculations, the Company’s presentation of adjusted EBITDA may not be comparable to similarly titled measures of other companies. Furthermore, adjusted EBITDA is not intended to be a measure of free cash flow, because adjusted EBITDA does not consider certain cash requirements such as tax and debt service payments.

For a reconciliation of adjusted EBITDA to GAAP income from operations before income taxes, the most comparable financial measure calculated and presented in accordance with GAAP, see the section of this press release titled “Adjusted EBITDA compared with GAAP income from operations before income taxes.”

Nontaxable Return of Capital

BGC Partners intends to pay not less than 75 percent of its post-tax distributable earnings per fully diluted share as cash dividends to all common stockholders. The Company also intends to use the balance of its quarterly post-tax distributable earnings, after distributions to all partnership units and dividend payments to common stockholders, to buy back shares and/or partnership units.

BGC Partners’ common dividend is based on post-tax distributable earnings per fully diluted share, which, due mainly to non-cash, non-dilutive, and non-economic GAAP charges, are expected to be higher than its earnings and profits under GAAP and U.S. federal income tax principles for the year ended December 31, 2012. In addition, BGC Partners’ net income for both GAAP and distributable earnings includes income earned by foreign affiliates of the Company, corporate subsidiaries, and other entities generally not taxable under U.S. federal income tax principles.

Under U.S. federal income tax principles, a nontaxable return of capital, sometimes referred to as a “nondividend distribution,” is a cash distribution that is not paid out of the taxable earnings and profits of a corporation. For common stockholders, a nontaxable return of capital reduces the cost basis of an investment. It is not taxed until the cost basis of said investment is fully recovered. BGC Partners expects that a majority of its dividends paid to common stockholders in the year ended December 31, 2012 will be treated under U.S. federal income tax principles as a return of capital to the extent of each stockholder’s basis, and as capital gains to the extent such portion exceeds a stockholder’s basis.

The remaining portion of the dividend will be treated as a qualified dividend for U.S. federal income tax purposes. This information is expected to be reported by the end of January 2013 to certain firms that provide U.S. recipients of BGC’s dividend with their IRS Forms 1099-DIV and non-U.S. recipients with their IRS Forms 1042-S.

The portion of dividends to common stockholders that will be taxable will not impact BGC Partners’ financial results for either GAAP or distributable earnings or the Company’s or its affiliates’ ability to pay distributions to all partnership units and dividend payments to common stockholders.

This information is not intended to be all-inclusive or to render specific professional tax advice.

About BGC Partners, Inc.

BGC Partners is a leading global brokerage company primarily servicing the wholesale financial and real estate markets. Products include fixed income securities, interest rate swaps, foreign exchange, equities, equity derivatives, credit derivatives, commercial real estate, commodities, futures, and structured products. BGC also provides a wide range of services, including trade execution, broker-dealer services, clearing, processing, information, and other back-office services to a broad range of financial and non-financial institutions. Through its eSpeed, BGC Trader, and BGC Market Data brands, BGC offers financial technology solutions, market data, and analytics related to select financial instruments and markets. Through the Newmark Grubb Knight Frank brand, the Company offers a wide range of services including leasing and corporate advisory, investment sales and financial services, consulting, project and development management, and property and facilities management. BGC’s customers include many of the world’s largest banks, broker-dealers, investment banks, trading firms, hedge funds, governments, corporations, property owners, real estate developers, and investment firms. For more information, please visit www.bgcpartners.com.

eSpeed, BGC, BGC Trader, Grubb & Ellis, Grubb and Newmark are trademarks and service marks of BGC Partners, Inc. and its affiliates. Knight Frank is a service mark of Knight Frank Limited Corp., used with permission.

Discussion of Forward-Looking Statements by BGC Partners

Statements in this press release regarding BGC Partners’ business that are not historical facts are “forward-looking statements” that involve risks and uncertainties. For a discussion of additional risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see BGC Partners’ Securities and Exchange Commission (SEC) filings, including, but not limited to, the risk factors set forth in our public filings, including our most recent Form 10-K and any updates to such risk factors contained in subsequent Form 10-Q or Form 8-K filings.

Contacts

Media: Hannah Sloane 212-294-7938 Sarah Laufer 212-915-1008	Investors: Jason McGruder 212-829-4988 Ben Goldman 212-610-3680

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BGC PARTNERS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

(in thousands, except per share data)

(unaudited)

	June 30, 2012	December 31, 2011
Assets
Cash and cash equivalents	$367,757	$369,713
Cash segregated under regulatory requirements	6,083	2,968
Securities owned	37,856	16,282
Marketable securities	—	1,238
Receivables from brokers-dealers, clearing organizations, customers and related broker-dealers	548,663	192,053
Accrued commissions receivable, net	245,452	222,293
Loans, forgivable loans and other receivables from employees and partners, net	220,097	192,658
Fixed assets, net	141,918	136,068
Investments	32,008	20,367
Goodwill	142,204	141,142
Other intangible assets, net	21,249	16,994
Receivables from related parties	6,457	5,754
Other assets	118,472	87,655

Total assets	$1,888,216	$1,405,185

Liabilities, Redeemable Partnership Interest, and Equity
Short-term borrowings	$—	$13,600
Accrued compensation	141,499	143,800
Payables to brokers-dealers, clearing organizations, customers and related broker-dealers	492,897	144,683
Payables to related parties	43,991	19,667
Accounts payable, accrued and other liabilities	264,107	250,552
Notes payable and collateralized borrowings	302,216	181,916
Notes payable to related parties	150,000	150,000

Total liabilities	1,394,710	904,218
Redeemable partnership interest	80,435	86,269
Equity
Stockholders’ equity:
Class A common stock, par value $0.01 per share; 500,000 shares authorized; 126,423 and 115,217 shares issued at June 30, 2012 and December 31, 2011, respectively; and 108,381 and 97,220 shares outstanding at June 30, 2012 and December 31, 2011, respectively	1,264	1,152
Class B common stock, par value $0.01 per share; 100,000 shares authorized; 34,848 shares issued and outstanding at June 30, 2012 and December 31, 2011, convertible into Class A common stock	348	348
Additional paid-in capital	536,052	489,369
Contingent Class A common stock	16,078	20,133
Treasury stock, at cost: 18,042 and 17,997 shares of Class A common stock at June 30, 2012 and December 31, 2011, respectively	(110,090)	(109,870)
Retained deficit	(117,963)	(80,726)
Accumulated other comprehensive loss	(5,314)	(3,752)

Total stockholders’ equity	320,375	316,654
Noncontrolling interest in subsidiaries	92,696	98,044

Total equity	413,071	414,698

Total liabilities, redeemable partnership interest and equity	$1,888,216	$1,405,185

BGC PARTNERS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

(unaudited)

	Three months ended June 30,
	2012	2011
Revenues:
Commissions	$308,030	$239,132
Principal transactions	83,686	102,007

Total brokerage revenues	391,716	341,139
Real estate management services	31,674	—
Fees from related parties	13,494	16,206
Market data	3,990	4,598
Software solutions	2,487	2,257
Interest income	1,543	954
Other revenues	7,286	803
Losses on equity investments	(2,652)	(1,399)

Total revenues	449,538	364,558
Expenses:
Compensation and employee benefits	308,029	218,729
Allocations of net income to limited partnership units and founding/working partner units	1,909	9,237

Total compensation and employee benefits	309,938	227,966
Occupancy and equipment	39,092	35,740
Fees to related parties	3,169	3,018
Professional and consulting fees	19,515	15,211
Communications	21,402	21,801
Selling and promotion	23,513	19,443
Commissions and floor brokerage	5,833	6,932
Interest expense	7,578	4,768
Other expenses	15,048	6,199

Total non-compensation expenses	135,150	113,112

Total expenses	445,088	341,078
Income from operations before income taxes	4,450	23,480
Provision for income taxes	70	6,031

Consolidated net income	4,380	17,449

Less: Net income attributable to noncontrolling interest in subsidiaries	2,422	7,785

Net income available to common stockholders	$1,958	$9,664

Per share data:
Basic earnings per share
Net income available to common stockholders	$1,958	$9,664

Basic earnings per share	$0.01	$0.09

Basic weighted-average shares of common stock outstanding	140,368	112,644

Fully diluted earnings per share
Net income for fully diluted shares	$3,878	$21,160

Fully diluted earnings per share	$0.01	$0.09

Fully diluted weighted-average shares of common stock outstanding	274,756	244,110

Dividends declared per share of common stock	$0.17	$0.17

Dividends declared and paid per share of common stock	$0.17	$0.17

BGC Partners, Inc.

DISTRIBUTABLE EARNINGS AND KEY METRICS

(in thousands, except per share data)

(unaudited)

	Q2 2012	Q2 2011
Revenues:
Brokerage revenues:
Rates	$134,403	$145,715
Credit	70,084	78,134
Equities and other asset classes	41,716	61,660
Foreign exchange	53,241	55,630
Real estate (a)	105,171	—

Total brokerage revenues	404,613	341,139

Market data and software solutions	6,477	6,855
Real estate management services	31,674	—
Fees from related parties, interest and other revenues	22,323	16,818

Total revenues	465,087	364,812

Expenses:
Compensation and employee benefits (b)	276,917	194,872
Other expenses (c)	132,242	107,569

Total expenses	409,159	302,441

Pre-tax distributable earnings, before noncontrolling interest in subsidiaries and taxes	55,929	62,371

Noncontrolling interest in subsidiaries (d)	1,297	975
Provision for income taxes	8,095	9,356

Post-tax distributable earnings to fully diluted shareholders	$46,537	$52,040

Earnings per share:
Fully diluted pre-tax distributable earnings per share (e)	$0.20	$0.25

Fully diluted post-tax distributable earnings per share (e)	$0.17	$0.21

Fully diluted weighted-average shares of common stock outstanding	313,819	266,101

Total revenues	$465,087	$364,812

Total compensation expense	$276,917	$194,872

Compensation expense as a percent of revenues	59.5%	53.4%

Non-compensation expense as a percent of revenues	28.4%	29.5%

Pre-tax distributable earnings margins (on distributable earnings revenues)	12.0%	17.1%

Post-tax distributable earnings margins (on distributable earnings revenues)	10.0%	14.3%

Effective tax rate	14.5%	15.0%

Notes and Assumptions

(a)	Real estate brokerage revenue includes revenue related to the collection of receivables which would have been recognized for GAAP other than for the effect of acquisition accounting.
(b)	Compensation and employee benefits excludes charges associated with: the grant of exchangeability to limited partnership units; allocations of net income to founding/working partner units and limited partnership units; dividend equivalents paid to restricted stock unit holders; and compensation expenses related to pre-merger grants of equity or units. Compensation expense includes compensation charges associated with revenues related to the collection of receivables which would have been recognized for GAAP other than for the effect of acquisition accounting.
(c)	Other expenses exclude certain gains and charges with respect to acquisitions, dispositions and resolutions of litigation (beginning with the first quarter of 2011); non-cash charges on acquired receivables; and gains and charges related to other non-cash, non-dilutive, non-economic items.
(d)	Noncontrolling interest allocation associated with joint ownership of our administrative services company and with Real Estate.
(e)	On April 1, 2010, BGC Partners issued $150 million in 8.75 percent Convertible Senior Notes due 2015. On July 29, 2011, BGC Partners issued $160 million in 4.5 percent Convertible Senior Notes due 2016. The distributable earnings per share calculations for the quarters ended June 30, 2012 and 2011 include an additional 39.1 million and 22.0 million shares, respectively, but exclude the interest expense, net of tax, associated with these Notes.

Note: Certain numbers may not add due to rounding.

BGC Partners, Inc.

RECONCILIATION OF GAAP INCOME TO DISTRIBUTABLE EARNINGS

(in thousands, except per share data)

(unaudited)

	Q2 2012	Q2 2011
GAAP income from operations before income taxes	$4,450	$23,480
Allocations of net income to limited partnership units and founding/working partner units	1,909	9,237

Pro forma pre-tax operating income available to fully diluted shareholders	6,359	32,717

Pre-tax adjustments:

Compensation expenses related to pre-merger grants of equity or units (a)	—	172

Dividend equivalents to RSUs	120	630

Non-cash losses related to equity investments	2,652	254

Real Estate acquisition related revenue and expense (b)	8,779	—

Other non-cash, non-dilutive, non-economic items	(801)	4,481

Grant of exchangeability to limited partnership units	38,131	23,055

Gains and charges with respect to acquisitions, dispositions and resolutions of litigation (c)	690	1,062

Total pre-tax adjustments	49,570	29,654

Pre-tax distributable earnings	$55,929	$62,371

GAAP net income available to common stockholders	$1,958	$9,664

Allocation of net income to founding/working partner units	532	3,257

Allocation of net income to limited partnership units	1,377	5,980

Allocation of net income to Cantor’s noncontrolling interest in subsidiaries	1,125	6,810

Pro forma net income for fully diluted shares	$4,992	$25,711

Total pre-tax adjustments (from above)	49,570	29,654

Income tax adjustment to reflect effective tax rate	(8,025)	(3,325)

Post-tax distributable earnings	$46,537	$52,040

Pre-tax distributable earnings per share (d)	$0.20	$0.25

Post-tax distributable earnings per share (d)	$0.17	$0.21

Fully diluted weighted-average shares of common stock outstanding	313,819	266,101

Notes and Assumptions

(a)	Compensation expenses related to pre-merger grants of equity or units include expense for RSUs and REUs granted pre-merger.
(b)	Represents revenues related to the collection of receivables, net of compensation, and non-cash charges on acquired receivables, which would have been recognized for GAAP other than for the effect of acquisition accounting.
(c)	Beginning with the first quarter of 2011, distributable earnings has been revised to excluded certain gains and charges with respect to acquisitions, dispositions and resolutions of litigation. This change in the definition of distributable earnings is not reflected in, nor does it affect the Company’s presentation of prior periods.
(d)	On April 1, 2010, BGC Partners issued $150 million in 8.75 percent Convertible Senior Notes due 2015. On July 29, 2011 BGC Partners issued $160 million in 4.5 percent Convertible Senior Notes due 2016. The distributable earnings per share calculations for the quarters ended June, 2012 and 2011 include an additional 39.1 million and 22.0 million shares, respectively, but exclude the interest expense, net of tax, associated with these Notes.

Note: Certain numbers may not add due to rounding.

Adjusted EBITDA compared with GAAP income from operations before income taxes ($000s)

	Q2 2012	Q1 2011	FY 2011	FY 2010
Income from operations before income taxes	$4,450	$23,480	$54,359	$56,915

Add back:
Employee loan amortization	7,418	7,288	31,785	41,192
Interest expense	7,578	4,768	24,606	14,080
Fixed asset depreciation and intangible asset amortization	12,237	11,948	49,281	50,180
Impairment of fixed assets	218	—	785	294
Exchangeability charges (1)	38,131	23,055	108,341	42,400
Losses on equity investments	2,652	1,399	6,605	6,940

Adjusted EBITDA	72,684	71,938	275,762	212,001

Pre-Tax distributable earnings	$55,929	$62,371	$236,952	$183,999

(1)	Represents non-cash, non-economic, and non-dilutive charges relating to grants of exchangeability to limited partnership units.

Note: Certain numbers may not add due to rounding.

Segment Disclosure - 2012Q2 vs 2011Q2

2012 Q2 (in thousands)
	Financial Services	Real Estate Services	Corporate Items	Distributable Earnings	DE Adjustments	US GAAP Total
Total revenues	$309,243	$144,094	$11,750	$465,087	$(15,549)	$449,538
Total expenses	250,767	130,131	28,260	409,158	35,930	445,088

Income from operations before taxes	$58,476	$13,963	$(16,510)	$55,929	$(51,479)	$4,450

Pre-tax margin	18.9%	9.7%	NMF	12.0%

2011 Q2 (in thousands)
	Financial Services	Real Estate Services	Corporate Items	Distributable Earnings	DE Adjustments	US GAAP Total
Total revenues	$352,537	$—	$12,275	$364,812	$(254)	$364,558
Total expenses	280,676	—	21,765	302,441	38,637	341,078

Income from operations before taxes	$71,861	$—	$(9,490)	$62,371	$(38,891)	$23,480

Pre-tax margin	20.4%	0.0%	NMF	17.1%

BGC Partners, Inc. Quarterly Market Activity Report

The following table provides certain volume and transaction count information on BGC Partner’s eSpeed system for the periods indicated.

				% Change	% Change
	2Q11	1Q12	2Q12	2Q12 vs. 1Q12	2Q12 vs. 2Q11
Notional Volume (in $US billions)
Fully Electronic Rates*	13,939	12,091	11,984	(0.9%)	(14.0%)
Fully Electronic FX, Credit, Equities & Other**	928	1,412	1,407	(0.4%)	51.6%

Total Fully Electronic Volume	14,867	13,504	13,391	(0.8%)	(9.9%)

HYBRID***
Total Hybrid Volume	39,675	35,153	34,719	(1.2%)	(12.5%)

Total Hybrid and Fully Electronic Volume	54,542	48,656	48,110	(1.1%)	(11.8%)

Transaction Count
Fully Electronic Rates*	5,712,960	4,860,222	4,537,683	(6.6%)	(20.6%)
Fully Electronic FX, Credit, Equities & Other**	456,951	844,756	895,831	6.0%	96.0%

Total Fully Electronic Transactions	6,169,911	5,704,978	5,433,514	(4.8%)	(11.9%)
HYBRID
Total Hybrid Transactions	629,529	587,111	707,508	20.5%	12.4%

Total Hybrid and Fully Electronic Transactions	6,799,440	6,292,089	6,141,022	(2.4%)	(9.7%)

Trading Days	63	62	63

*	Defined as U.S. Treasuries, Canadian Sovereigns, European Government Bonds, Repos, Interest Rate Swaps, and Futures.
**	Defined as Foreign Exchange Derivatives, Spot Foreign Exchange, Credit Derivatives, Corporate Bonds, Commodity Derivatives, and Equity-Related Products.
***	Defined as volume from Hybrid transactions conducted by BGC Brokers using the eSpeed system, exclusive of voice-only transactions.

COMPARABLE INDUSTRY VOLUMES:

Global Interest Rate Futures Volume (1)
CBOT - US Treasury Contracts	172,881,816	142,331,759	151,413,542	6.4%	(12.4%)
CME - Euro $ Contracts	158,463,693	126,261,488	111,757,731	(11.5%)	(29.5%)
EUREX - Bund Contracts	63,950,742	46,791,765	51,707,856	10.5%	(19.1%)
ELX - US Treasury Contracts	3,798,348	580,052	53,560	(90.8%)	(98.6%)
ELX - Euro $ Contracts	1,198,634	157,666	20,248	(87.2%)	(98.3%)

Fed UST Primary Dealer Volume (in billions) (2)
UST Volume	37,436	36,031	32,924	(8.6%)	(12.1%)
Average Daily UST Volume	594	581	523	(10.1%)	(12.1%)

CME FX Futures Volume (3)	57,831,543	52,432,000	58,907,000	12.3%	1.9%

CLS FX Avg Daily Values - in millions (4)	4,833,333	5,052,667	5,050,000	(0.1%)	4.5%
CLS FX Avg Daily Volumes (4)	912,385	971,055	1,031,603	6.2%	13.1%

NYSE - Volume (shares traded) - in millions (5)	121,096	101,977	106,535	4.5%	(12.0%)
Transaction Value - in millions	4,297,130	3,518,340	3,662,300	4.1%	(14.8%)

NASDAQ - Volume (shares traded) - in millions (6)	452,803	423,263	431,308	1.9%	(4.7%)
Transaction Value - in millions(7)	3,249,109	3,383,290	3,476,468	2.8%	7.0%

Total Industry Equity Option Volume (8)	992,810,265	984,507,776	939,422,536	(4.6%)	(5.4%)

Euronext Equity Derivatives (9)	192,979	95,975	165,188	72.1%	(14.4%)

TRACE All Bond Dollar Volume (in millions) (10)
TRACE All Bond Volume	1,063,319	1,235,871	1,080,234	(12.6%)	1.6%
Average Daily All Bond Dollar Volume	16,878	19,933	17,147	(14.0%)	1.6%

Note: Certain numbers may not add due to rounding.

Sources:

(1)	Futures Industry Association - Monthly Volume Report - (www.cme.com, www.eurexchange.com)
(2)	www.newyorkfed.org/markets/statrel.html - Federal Reserve Bank
(3)	CME Group - www.cmegroup.com/CmeWeb/ftp.wrap/webmthly
(4)	CLS Bank Monthly Report
(5)	NYSE - www.nyse.com
(6)	NASDAQ - www.nasdaqtrader.com
(7)	Includes Transaction Value for NASDAQ listed securities only
(8)	OCC- www.optionsclearing.com
(9)	Euronext - www.euronext.com
(10)	Bloomberg